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                                                                     EXHIBIT 5.1

                  [WILSON SONSINI GOODRICH & ROSATI LETTERHEAD]

                                 MARCH 11, 2004

Cytokinetics, Incorporated
280 East Grand Avenue
South San Francisco, California 94080

RE:    REGISTRATION STATEMENT ON FORM S-1

Ladies and Gentlemen:

We have examined the Registration Statement on Form S-1 (File No. 333-112261) filed with the Securities and Exchange Commission on January 27, 2004 (as amended by Amendment No. 1 thereto filed on March 11, 2004, as such may be amended or supplemented, the "Registration Statement"), in connection with the registration under the Securities Act of 1933, as amended, of 6,670,000 shares of Common Stock (the "Shares") of Cytokinetics, Incorporated (the "Company"). The Shares, which include up to 870,000 shares of Common Stock issuable pursuant to an over-allotment option granted to the underwriters, are to be sold to the underwriters as described in such Registration Statement for sale to the public or issued to the Representatives of the underwriters. As your counsel in connection with this transaction, we have examined the proceedings proposed to be taken in connection with said sale and issuance of the Shares.

It is our opinion that the Shares, when issued and sold in the manner described in the Registration Statement and in accordance with the resolutions adopted by the Board of Directors of the Company, will be legally and validly issued, fully paid and nonassessable.

We consent to the use of this opinion as an exhibit to the Registration Statement and further consent to the use of our name wherever appearing in the Registration Statement, including the Prospectus constituting a part thereof, and any amendments thereto.

                                    Sincerely,

                                    WILSON SONSINI GOODRICH & ROSATI
                                    Professional Corporation

                                    /S/ WILSON SONSINI GOODRICH & ROSATI